Exhibit 99

Written Statements Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Each of the undersigned, being the functional equivalents of the chief executive officer and chief financial officer, respectively, of the ITC^DeltaCom, Inc. Employee Profit Sharing and 401(k) Plan (the “Plan”), hereby certifies that, on the date hereof:

1.	The annual report on Form 11-K for the Plan for the twelve months ended December 31, 2002 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	Information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plan.

Date: July 14, 2003	/s/ CLIFFORD L. TALLEY
Clifford L. Talley
Plan Administrative Committee Member Vice President —Human Resources, ITC^DeltaCom, Inc.

Date: July 14, 2003	/s/ SARA L. PLUNKETT
Sara L. Plunkett
Plan Administrative Committee Member Vice President —Finance, ITC^DeltaCom, Inc.

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of the Report or as a separate disclosure document. This certification shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to liability under that section. This certification shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent this Exhibit 99 is expressly and specifically incorporated by reference in any such filing.

A signed original of this written statement required by Section 906 has been provided to ITC^DeltaCom, Inc. and will be retained by ITC^DeltaCom, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.